Exhibit 99.1

Valeritas Announces Positive Results in Four Studies on V-Go® Disposable Insulin Delivery Device at ADA 2016

Studies Demonstrate Clinical and Cost Benefit of V-Go

BRIDGEWATER, New Jersey, June 13, 2016 — Valeritas Holdings, Inc. (OTCQB: VLRX) announced today positive results from four studies discussing the clinical and cost benefits of the company’s lead product the V-Go® Disposable Insulin Delivery device. The data were presented this past weekend in four posters at the American Diabetes Association (ADA), 76th Scientific Sessions in New Orleans, LA, June 10-14, 2016.

These studies showed that when using, or switching to V-Go, patients with diabetes experienced significantly improved glycemic control, a reduction in A1C and cost savings when compared to use of comparison treatments.

Dr. David Sutton, endocrinologist, co-founder of Northeast Florida Endocrine & Diabetes Associates, and an author of two of the studies listed below, said, “The posters presented at ADA support the effectiveness of V-Go for the treatment of diabetes in patients that require improved glucose control. The studies that I am involved with provide data that continues to support the real-world clinical value of using V-Go in patients that require insulin. Importantly, the data presented at ADA shows the value of V-Go in older patients that require both a clinically-effective and cost-effective therapy.”

The following are summaries of each of the studies presented at ADA 2016.

Study 1: Evaluating the Impact on Diabetes Control with V-Go® For Patients with Diabetes not Achieving Optimal Control: A Retrospective Cohort Analysis in a Large Endocrine and Specialized Diabetes System (Poster Presentation Number 1007-P)

•	The study included 95 patients after switching to V-Go from other diabetes treatments

•	All patients observed a significant (p<0.001) A1C reduction at each follow-up visit and was sustainable after 9 months of therapy for many patients with uncontrolled diabetes regardless of baseline therapy. For patients previously on insulin injections at baseline a substantial reduction in the total daily insulin dose.

Study 2: Evaluating V-Go® In Patients 65 Years of Age or Older with Poorly Controlled Diabetes: A Health Outcome and Economic Analysis from an Endocrine and Diabetes Specialty System (Poster Presentation Number 1001-P)

•	The study results include 42 patients age 65 years or older with at least one follow-up visit, including 37 patients having at least two follow-up visits.

•	At the second follow-up visit (mean 142 days on V-Go), patients achieved an A1C reduction of 1.6% (p<0.001) with no increase in the incidence of hypoglycemic events.

•	For those patients on insulin, switching to V-Go resulted in a significant reduction in total daily dose of 20 units per day (P=0.002) and a calculated diabetes cost of therapy savings of $82.40 per patient per month.

Study 3: Optimizing Insulin Therapy in Older Adults in Long-Term Care: A Comparative Retrospective Analysis of V-Go vs. Standard of Care (Poster Presentation Number 993-P)

•	The study evaluated blood glucose levels in two groups of patients with insulin-dependent diabetes within one nursing home: one group was on standard of care (SOC) diabetes therapy and the second group initiated insulin therapy with V-Go.

•	The V-Go group benefited with a statistically significant improvement in blood glucose (BG) time in range (100-200mg/dl) of 59%, compared to 34% for the SOC group (p<0.001), along with decreased BG fluctuations as measured by standard deviation (61.2 vs. 92.1; p<0.001). The mean daily BG decreased in favor of V-Go as compared to SOC (159.38 vs. 223.86, respectively; p<0.001).

•	The calculated A1C decreased to 7.2% from 9.4% in favor of the V-Go group (p<0.001).

•	The mean number of unique daily injection sites was 1.0 for V-Go and 6.4 for SOC group, which drove a significant decrease in calculated insulin administration labor costs of $436 per patient per month.

Study 4: Improved Glycemic Control in Patients with Type 2 Diabetes Switching to the V-Go® Insulin Delivery Device: A Prospective Study Utilizing Continuous Glucose Monitoring (Poster Presentation Number 1000-P)

•	This prospective study of 12 patients, done in a real-world setting, is the first report using continuous glucose monitoring to assess the effects of switching patients on traditional insulin injections to V-Go.

•	Switching to V-Go resulted in improved glycemic control, proportional time in range, and a calculated A1C (estimated A1C, eA1C) of 7.2%, representing a -1.3% reduction from baseline.

To receive a copy of the posters presented at ADA 2016, please write to IR@valeritas.com.

About the V-Go® Disposable Insulin Delivery Device

V-Go is a small, discreet, wearable and easy-to-use disposable insulin delivery solution for the delivery of basal-bolus insulin therapy in adults with Type 2 diabetes. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery by releasing a single type of insulin at a continuous preset basal rate over a 24–hour period and also providing for on-demand bolus dosing at mealtimes. V-Go is mechanical and operates for 24 hours without electronics, batteries, infusion sets or programming. It is worn on the skin under clothing and measures just 2.4 inches wide by 1.3 inches long by 0.5 inches thick, weighing approximately one ounce when filled with insulin

Important Risk Information: If regular adjustments or modifications to the basal rate of insulin are required in a 24-hour period, or if the amount of insulin used at meals requires adjustments of less than 2-Unit increments, use of the V-Go Disposable Insulin Delivery device may result in hypoglycemia. The following conditions may occur during insulin therapy with V-Go: hypoglycemia (low blood glucose) or hyperglycemia (high blood glucose). Other adverse reactions associated with V-Go use include skin irritation from the adhesive pad or infections at the infusion site. V-Go should be removed before any magnetic resonance imaging (MRI) testing.

About Valeritas, Inc.

Valeritas is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. Valeritas’ flagship product, the V-Go® Disposable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery solution for patients with Type 2 diabetes that enables patients to administer a continuous preset basal rate infusion of insulin over 24 hours. It also provides on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery system on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in a state-of-the-art facility in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements:

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Disposable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contact:

Nick Laudico / Zack Kubow

The Ruth Group

(646)536-7030 / 7020

IR@valeritas.com

Media Contact:

Christopher Hippolyte

The Ruth Group

(646)536-7023

PR@valeritas.com